BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42300034240

CVM 1629-2

MINUTES OF THE BOARD OF DIRECTORS’ EXTRAORDINARY MEETING HELD ON MAY 29, 2015

1.         DATE, TIME AND PLACE: Virtually held on May 29, 2015, at 07:00 p.m., as authorized by the Paragraph Two of the Article 17 of the Articles of Incorporation.

2.        BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.        CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made pursuant to the Company’s Articles of Incorporation. Most of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

4.        AGENDA: 1. To approve the performance of a seven (7) year Senior Notes offering (“Notes”). 2. To ratify the pricing of the (i) repurchase offering by Sadia Overseas Ltd (“Repurchase of the 2017 Notes”) of any and all 6.875% Senior Notes issued by Sadia Overseas Ltd. with maturity date in 2017 (“2017 Notes”); (ii) repurchase offering by BFF International Limited (“Repurchase of the 2020 Notes”) of any and all 7.250% Senior Notes issued by BFF International Limited with maturity date in 2020 (“2020 Notes”); and, (iii) repurchase offering by BRF S.A. (“Repurchase of the 2022 Notes”, and, together with the Repurchase of the 2017 Notes and Repurchase of the 2020 Notes, the “Repurchase Offerings”) of any and all 5.875% Senior Notes issued by BRF S.A. with maturity date in 2022 (“2022 Notes”).

5.        RESOLUTIONS: Upon commencing the meeting, verifying the attendance quorum and convening this meeting, the members of the Board of Directors:

5.1. Approved, by majority of votes of the present members, the performance of the seven (7) year Senior Notes offering, in the total amount of €500 million. The Notes fulfill the Green Bond Principles edited by the International Capital Market Association, being the first Green Bonds issued by the Brazilian company. The Notes, with maturity date on June 3, 2022, shall be issued with coupon (interests) at 2.750% (yield to maturity 2.822%), which shall be due and annually paid as from June 3, 2016. The Notes shall constitute the BRF’s senior and unsecured obligations, rated in parity (pari passu) with further BRF’s senior and unsecured obligations.

5.2. Approved, by majority of votes of the present members, the re-ratification of the Repurchase Offering pricing, in the total amount of U.S.$725.14 million (64.21% of acceptance), divided into (i) US$47.00 million of 2017 Notes, (ii) US$101.36 million of 2020 Notes and (iii) US$576.78 million of 2022 Notes. Thus, we achieved the goal of removing from the market bonds with higher interest rates (6.875%, 7.25% and 5.875%, respectively, for 2017 Notes, 2020 Notes and 2022 Notes). As the market prices of the Repurchase Offering bonds were traded higher than the par value, the impact of the Repurchase Offering in the yield of the 2nd quarter 2015 shall be roughly US$89.00 million.

BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42300034240

CVM 1629-2

MINUTES OF THE BOARD OF DIRECTORS’ EXTRAORDINARY MEETING HELD ON MAY 29, 2015

5.3. The Company’s Board of Officers and its subsidiary companies are authorized to take all the arrangements and execute all the documents required for the implementation of the performance of Notes offering and re-ratification of the Repurchase Offering pricing.

6.        DOCUMENTS FILED AT THE COMPANY: The documents related to the agenda supporting the deliberations made by the members of the Board of Directors and/or information provided at the meeting shall be filed at the Company’s head office.

7.        APPROVAL AND EXECUTION OF THE MINUTES: There not being anything further, the Chairman declared the meeting closed, the minutes were recorded as a summary, which was read, found to be compliant and executed by all the members. São Paulo, May 29, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack – Secretary. Directors: Messrs Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

_____________________________

Larissa Brack

Secretary